Exhibit 32

SECTION 1350 CERTIFICATION

Each of the undersigned hereby certifies in his or her capacity as an officer of First PacTrust Bancorp, Inc. (“the Company”) that the Annual Report of the Company on Form 10-K for the year ended December 31, 2011, as amended by this Form 10-K/A, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

Date: April 17, 2012	By:	/S/ GREGORY A. MITCHELL
Gregory A. Mitchell
President and Chief Executive Officer (Principal Executive Officer)

Date: April 17, 2012	By:	/S/ MARANGAL I. DOMINGO
Marangal I. Domingo
Chief Financial Officer

Date: April 17, 2012	By:	/S/ REGAN J. LAUER
Regan J. Lauer
Senior Vice President/Controller (Principal Financial and Accounting Officer)